EXHIBIT 22

Subsidiaries of the Registrant

•	Fechtor, Detwiler & Co., Inc.

• DMC Insurance Agency, Inc.

•	Detwiler, Mitchell & Co. (UK) Limited

•	James Mitchell & Co.

• JMC Insurance Services Corporation

• JMC Financial Corporation

•	JMC Investment Services, Inc.